ATG Capital Management
@ATG_Capital

$TURN

> **James C. Elbaor** @jameselbaor · 1h
>
> Marlton released a letter to $TURN shareholders. It's mid-2025—still no record date, no meeting. Enough delays. Shareholders deserve a say. #CorporateGovernance $TURN
>
> prnewswire.com/news-releases/...

1:01 PM · Jun 3, 2025 · **103** Views



James C. Elbaor
@jameselbaor

Marlton released a letter to $TURN shareholders. It's mid-2025—still no record date, no meeting. Enough delays. Shareholders deserve a say. #CorporateGovernance $TURN

prnewswire.com
Marlton Partners Calls on 180 Degree Capital Corp. to Set ...
/PRNewswire/ -- Marlton Partners L.P. (together with its affiliates and group members, "Marlton" or "we"), benefici...

12:16 PM · Jun 3, 2025 · **422** Views